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                                                                  EXHIBIT 10(AA)

                                   AGREEMENT

    THIS AGREEMENT (the "Agreement"), made and entered into as of the    day of
November, 1996, by and between APPLIED MAGNETICS CORPORATION, a Delaware
corporation ("AMC") and                 ("Executive").

                              W I T N E S S E T H:

    WHEREAS, AMC (including subsidiaries and divisions) has always followed compensation policies intended to reward executives for past services and to demonstrate to them that AMC is concerned with the welfare of its employees and intends to see that loyal executives are treated fairly; and

    WHEREAS, AMC regards the continued services of Executive to be in the best interests of AMC and its shareholders and desires to assure the continued services of Executives on an objective and impartial basis and without distraction or conflict of interest in the event of an attempt to obtain control of AMC; and

    WHEREAS, Executive is willing to remain in the employ of AMC upon the understanding that AMC will provide him or her with income security if his or her employment is terminated under certain conditions following a change in control of AMC;

    NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

    1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings indicated:

    1.1 "AMC" means and includes Applied Magnetics corporation, and any subsidiary or division thereof, as the context-may require.

    1.2 "BASE AMOUNT" means the sum of (a) Executive's then monthly base salary; (b) Executive's then monthly car allowance, if any, and (c) one-twelfth of an amount equal to any bonus that Executive received or was entitled to receive for the fiscal year immediately preceding a Change in Control.

    1.3 "CAUSE" means (a) Executive's continued failure to perform his duties after a written demand for substantive performance is delivered by AMC's Board of Directors to Executive documenting specific areas of repeated and continuing nonperformance, or (b) Executive's willful, reckless or grossly negligent misconduct materially injurious to AMC; PROVIDED, HOWEVER, that "Cause" shall be deemed not to have-occurred unless and until a resolution shall have been adopted by the affirmative vote of two-thirds of the entire membership of AMC's Board of Directors after reasonable notice to Executive of such Cause and reasonable opportunity for Executive and his or her counsel to be heard.

    1.4 "CHANGE IN CONTROL" means (a) any Person becomes the beneficial owner, directly or indirectly, of securities of AMC representing 20% of the combined voting power of the then outstanding securities of AMC; or (b) there shall be consummated any consolidation or merger of AMC in which AMC is not the continuing or surviving corporation or pursuant to which shares of AMC's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of AMC's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (c) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of AMC.

    1.5 "DISABILITY" means Executives absence from his or her duties with AMC for a contiguous period of nine months as a result of Executive's incapacity due to physical or mental illness, provided that notice

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of Executive's termination due to Disability is provided to Executive within the
30-day period following such nine-month period.

    1.6 "MEDICAL BENEFITS" mean all life, group insurance, medical and dental care plans and all disability insurance provided by AMC to Executive immediately before Executive's Termination of Employment.

    1.7 "OPTIONS" means all the options to purchase shares of Common Stock, $.10 par value, of the Company granted to Executive under AMC's various employee benefit plans (as defined in Rule 405 promulgated under the Securities Act of 1933), whether or not such options are vested or not.

    1.8 "PERSON" means a person as defined or referred to in Sections 3(a)(9) and 13(d)(1) ET SEQ. of the Securities Exchange Act of 1934 and rules of the Securities and Exchange Commission promulgated thereunder.

    1.9 "RETIREMENT" means termination by AMC or Executive of Executive's employment based on Executive's having reached age 65 or such other age as shall have been fixed in any arrangement established with Executive's consent with respect to Executive.

    1.10 "TERMINATION OF EMPLOYMENT" means the termination of Executive's employment with AMC, within three years after a Change in Control, by either (a) AMC (other than for "Cause"); or (b) Executive (other than by Retirement, death or Disability) following the occurrence, without Executive's consent, of any of the following events ("Good Reason"):

        (i) the assignment to Executive of duties inconsistent with and adverse to Executive's position, duties, responsibilities and status with AMC immediately prior to a Change in Control of AMC, or an adverse change in Executives titles or offices as in effect immediately prior to a Change in Control of AMC, or a reduction of Executive's duties or responsibilities as in effect immediately prior to a change in Control of AMC, or any removal of Executive from or any failure to reelect Executive to any of such positions, except in connection with termination of Executive's employment for Disability, Retirement or Cause or as a result of Executive's death or by Executive other than for Good Reason;

        (ii) A reduction in Executive's base salary and bonus compensation unless such reduction is part of a uniformly applied program of reductions reasonably adopted due to AMC's then business condition;

       (iii) A failure to increase Executive's base salary on or before the later to occur of 12 months from the date of the last increase in Executive's base salary or 60 days following a Change in Control, in an amount not less than 50% of the average annual percentage base salary increase for all "Corporate Executives" of AMC in the 36 months preceding the date on which such increase shall be due. For purposes of this subparagraph (iii), "Corporate Executives" of AMC shall include AMC's Chairman, Chief Executive Officer, President; Chief Financial officer; Vice President, General Manager, [OTHERS?];

        (iv) A failure of AMC to continue in effect any benefit or incentive plan or arrangement in which Executive is participating at the time of a Change in Control, or the taking of any action by AMC which would adversely affect Executive's participation in or materially reduce Executive's benefits under any such plan or arrangement or deprive Executive of any material fringe benefit enjoyed by Executive at the time of a Change in Control, unless such failure results from a uniformly applied program of reductions reasonably adopted due to AMC's then business condition;

        (v) Executive is either (x) transferred to a principal work location which will require him to travel more than twenty-five (25) miles from his or her then principal residence to his or her new principal work location, or (y) he or she is required to engage in a substantially increased amount of travel on AMC's business;

        (vi) any material breach by AMC or any provision of this Agreement.

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    2.  PAYMENT UPON TERMINATION OF EMPLOYMENT.  Within 10 days immediately following Termination of Employment, AMC shall forthwith pay to Executive a
lump-sum payment equal to         multiplied by the Base Amount.

    3. CONTINUATION OF INSURANCE. For a period of 12 months following Executive's Termination of Employment or until such time that Executive shall be employed by an employer who provides Executive with medical benefits substantially similar to the Medical Benefits, Executive shall receive the same Medical Benefits that he or she (and his or herfamily, if applicable) received from AMC prior to his or her Termination of Employment; PROVIDED, HOWEVER, that if the plans pursuant to which the Medical Benefits were provided to Executive have been or are modified, Executive shall be entitled to substantially similar Medical Benefits from other reputable sources. Executive shall be required to pay the same amount for such Medical Benefits as he or she paid prior to his or her Termination of Employment.

    4. ACCELERATION OF OPTIONS UPON TERMINATION OF EMPLOYMENT. Immediately upon or following Termination of Employment, all shares covered by Executive's Options shall become immediately and fully exercisable, and shall remain exercisable until the expiration thereof, and Executive shall have the right to purchase, by exercise of such Options, all or any portion of the shares covered by such Options; provided however, that in no event may any Option be exercised after the expiration date thereof.

    5. REPRESENTATION BY EXECUTIVE; NO EMPLOYMENT CONTRACT. Executive represents that it is his or her present intention to continue in the employ AMC and he or she is not currently aware of any facts or circumstances that would cause him or her to change such intention in the foreseeable future. Executive acknowledges that Executive has been advised and understands that this Agreement shall not, however, be deemed in any way to create a contract of employment between AMC and Executive.

    6. EXPENSES OF EXECUTIVE. AMC agrees to pay or reimburse Executive for all costs and expenses (including court costs and attorneys, fees) incurred by Executive (a) in the successful prosecution or settlement of any claim or action by Executive to enforce his or her rights under this Agreement, or (b) in any other action or proceeding, not involving such a claim or action by Executive, which challenges the validity or enforceability of this Agreement or any similar agreements with other employees of AMC. AMC further agrees to pay or reimburse Executive for all ' costs and expenses (including legal and accounting fees and expenses) incurred by Executive in connection with any audit or review by the Internal Revenue Service of any excise tax imposed on any payments under this Agreement.

    7. LIABILITY FOR TAXES. AMC shall have no liability for any tax liability of Executive attributable to any payment made under this Agreement. AMC may withhold from any such payment such amounts as may be required by applicable provisions of the Internal Revenue Code, other tax laws, and the rules and regulations of the Internal Revenue Service and other tax agencies, as in effect at the time of any such payment.

    8. TERMINATION OF AGREEMENT. This Agreement shall terminate and be of no further effect (except to the extent that any obligation of AMC hereunder remains unpaid as of such time) upon the first to occur of (a) termination of Executive's employment with AMC for any reason, whether voluntarily or involuntary, prior to a change in Control; (b) termination of Executive's employment by AMC due to Executive's death, Retirement, Disability or for Cause or by Executive other than for Good Reason; (c) 36 months from the date of a Change of Control, or (d) 12 months following the date that written notice of termination of this Agreement is provided to Executive by AMC's Board of Directors if a Change in Control does not occur. Within that 12-month period.

    9. OTHER PLANS. To the extent that Executive shall receive payments under this Agreement, he or she shall not be eligible to receive severance benefits under AMC's standard severance policy; PROVIDED, HOWEVER, that notwithstanding the previous sentence, Executive shall be entitled to receive unused and accrued vacation pay and shall be entitled to such other benefits as described in
Section 3 of this Agreement.

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    10.  TAXES.  Anything in this Agreement to the contrary notwithstanding, (1)
in the event that any payment to or for the Executive's benefit (whether payable pursuant to the terms of this Agreement or otherwise) would not be deductible by AMC as a result of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the aggregate amount payable under Section 2 shall be reduced (but not below zero dollars), so that after giving effect to such reduction, no payment made to or for the Executive's benefit will not be deductible because of
Section 280G, and (2) if the Executive establishes (in accordance with Section
280G) that all or any portion of the aggregate "parachute payments" (as defined in Section 280G) payable to or for the Executive's benefit constitutes reasonable compensation for services actually rendered, and if the present value of all such "Parachute payments" which constitute reasonable compensation exceeds 299% of the Executive's "base amount" (as defined in Section 280G), then the Executive shall be entitled to receive an amount equal to (but not greater than) the present value of all such "parachute payments" which constitute reasonable compensation. For purposes of this Section 10, the "present value" of any payment shall be determined in accordance with Section 1274(b)(2) of the Code. If it is established that, notwithstanding the good faith of the Executive and AMC in applying the terms of this Section 10, the aggregate "parachute payments" paid to or for the Executive's benefit are in an amount that would result in any portion of such "parachute payments" not being deductible, then the Executive shall have an obligation to pay AMC upon demand an amount equal to the sum of (1) the excess of the aggregate parachute payments paid to or for the Executive's benefit over the aggregate "parachute payments" that could have been paid to or for the Executive's benefit without any portion of such "parachute payments" not being deductible; and (2) interest on the amount set forth in clause (1) of this sentence at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of the receipt of such excess by or for the Executive's behalf until the date of such payment.

    11. NO OBLIGATION TO MITIGATE. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer after the date of termination, or otherwise.

    12.  GENERAL PROVISIONS.

    12.1 Subject to the provisions of Section 11.4 below, no right, benefit or interest hereunder shall be subject to assignment (except by operation of law-to the personal representative or heirs of Executive if Executive dies after Termination of Employment but prior to the making of the payment required by section 2), anticipation, alienation, sale, encumbrance, charge, pledge, hypothecation or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process.

    12.2 Except as provided in section 7, this Agreement may not be amended, modified or canceled except by written agreement of the parties.

    12.3 In the event that the scope of any provision of this Agreement, or portion thereof, shall be determined to be unenforceable to its full extent, then such provision, or portion thereof, shall be enforced to the maximum extent permitted by law. In the event that any provision of this Agreement, or portion thereof, is determined to be invalid in its entirety, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

    12.4 This Agreement shall be binding upon and inure to the benefit of Executive (and his or her personal representative), AMC, and any successor organization or organizations which shall succeed to substantially all of the business and property of AMC, whether by means of merger, consolidation, acquisition of substantially all of the assets of AMC or otherwise, including by operation of law.

    12.5 This Agreement has been made in and shall be governed and construed in accordance with the laws of the State of California.

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    12.6  This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby.

                                          APPLIED MAGNETICS CORPORATION,
                                            a Delaware corporation

                                          By
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                                            Name:
                                            Title:

                                            EXECUTIVE

                                            ------------------------------------
                                            Name:

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